UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST

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On June 15, 2023, representatives of BlackRock ESG Capital Allocation Term Trust (the “Fund”) gave a presentation to representatives of Institutional Shareholder Services Inc. regarding the Fund. A copy of this presentation is filed herewith.

Presentation to Institutional Shareholder Services June 2023 BlackRock ESG Capital Allocation Term Trust (ECAT) IPO Date: September 2021

The Boards Nominees are highly qualified and focused on creating sustainable, long-term value for allECAT shareholders The Board has unanimously approved the following Board Nominees to continue to serve Board Saba Nominees Nominees as Trustees of the Trust: Experience with ECAT, " Cynthia L. Egan including its investment u " Lorenzo A. Flores objectives and policies " Stayce D. Harris Closed-end fund experienceu " Catherine A. Lynch The Board believes the Board Nominees have Diverse slate of candidatesu the skills, qualifications and requisite experience in overseeing investment companies to act in the best interests of all Audit Committee Financial Experts u shareholders " The Board Nominees represent a diverse slate of Governance experience professionals, each accomplished in their respective u fields and knowledgeable about closed-end funds " If the Saba Nominees were elected, the Board would History of service to all lose all gender diversity and two of the Funds three shareholdersu Audit Committee Financial Experts. Interviewed by a neutral " See complete details in Appendix A 1 professional search firmu (1) Sabas nominees declined an interview proposed to be conducted by neutral professional search firm consistent with standard Board nomination process. 2

The Board is committed to enhancing shareholder value The Fund was designed to benefit all shareholders NAV pricing: To eliminate high upfront fees for investors of the Fund, BlackRock now pays 100% of the offering costs and the Funds initial NAV equals the initial public offering (IPO) price Limited term with opportunity for liquidity at NAV: To mitigate any long-term discount issues, the Fund utilizes the new IPO structure with a limited term feature, offering a tender offer for 100% NAV or liquidation in year 12 of the Funds life Access to private markets: The Fund provides the potential to invest in private investments with no performance fees and 1099 tax reporting These changes help broaden the investor base, potentially lower market price volatility after the IPO 36,325 and offer greater potential for shares to trade at a # of beneficial owners1 premium to NAV in the secondary market (1) As of May 12, 2023 (the annual shareholder meeting record date) 3

BlackRock ESG Capital Allocation Term Trust (ECAT) IPO Date: September 2021 BlackRock ESG Capital Allocation Term Trusts (ECAT) (the Fund) investment objectives are to provide total return and income through a combination of current income, current gains and long-term capital appreciation " The Fund invests in a portfolio of equity and debt securities. Generally, the Funds portfolio will include both equity and debt securities. At any given time, however, the Fund may emphasize either debt securities or equity securities " The Fund will invest at least 80% of its total assets in securities that, in the investment advisers assessment, meet certain environmental, social and governance (ESG) criteria as described in the Funds shareholder reports " The Fund utilizes an option writing (selling) strategy in an effort to generate current gains from options premiums and to enhance the Funds risk-adjusted returns Common shares of closed-end investment companies frequently trade at prices lower than their NAV " The Fund cannot guarantee that its common shares will trade at a price higher than or equal to NAV " The Funds common shares will trade in the open market at market prices that will be a function of several factors, including distribution levels (which are in turn affected by expenses), NAV, call protection for portfolio securities, portfolio credit quality, liquidity, distribution stability, relative demand for and supply of the common shares in the market, general market and economic conditions, market sentiment and other factors The common shares are designed primarily for long-term investors and investors should not purchase common shares of the Fund if they intend to sell them shortly after purchase " The prospectus did NOT state the Fund is meant for discount arbitrage investors Source: Fund prospectus 4

Rigorous Oversight of ECAT The Board regularly meets with the portfolio management team led by Rick Rieder to scrutinize performance and fund positioning, including private investments As part of the governance structure, Board Members serve on various committees that thoroughly examine different aspects of ECATs management " Performance Committee:Reviews information on, and makes recommendations to the full Board of Directors in respect of, the investment objectives, policies and practices of the Fund and reviews information from BlackRock on the investment performance of the Fund " Audit Committee:Assists the Board in fulfilling its oversight responsibilities relating to the accounting and financial reporting policies and practices of the Fund " Governance and Nominating Committee:Monitors corporate governance matters and makes recommendations in respect thereof to the Board " Compliance Committee:Provides assistance to Board in fulfilling its responsibility with respect to the oversight of regulatory and fiduciary compliance matters involving the Fund and fund-related activities of BlackRock, any subadviser and the Funds other third-party service providers The Board established an ad hoc Discount Sub-Committee responsible for studying all aspects of secondary market discounts, with an emphasis on (i) defining the drivers of discounts, (ii) identifying potential solutions and (iii) implementing remedial action plans " Examples of actions that were derived from this committee and applied to ECAT: r Managed distribution plan to seek to pay a distribution rate that is consistent with each Funds total returnr Share repurchase plan to enhance shareholder value by repurchasing the Funds shares when trading at a discount to NAV r Exposure to private investments to utilize the closed structure to seek to enhance income and total return potentialr Enhanced secondary market support initiatives through marketing, education and building client relationships 5

Is change warranted? No, change is not warranted because ECAT has consistently demonstrated superior results relative to peers since its inception in September 2021 amid heightened market volatility, demonstrating the Boards focus on creating sustainable, long-term value for all ECAT shareholders ECAT provides unique exposure to shareholders seeking total return and income spanning public and private markets, unconstrained across asset classes and with a focus on ESG factors Total Shareholder Return Distributions NAV Premium / Discount " Top performing Tactical Allocation " Competitive yield and distribution " Current discount is 3% narrower peer group in 2023 and over the 1 growth relative to the Tactical than Tactical Allocation peers Year period Allocation peers " Traded at a premium as recently as " Outperformed peers since " Increased distribution rate by 25% the 4th quarter of 2021 inception since inception vs. -22% decline for " Built-in opportunity for liquidity at peers over the same period NAV at year 12 (2033) Fees and Expenses Corporate Governance Conclusion " Competitive expenses that rank in " Diverse, experienced and qualified " Change is notwarranted the 1st quartile of the Tactical supermajority of independent " The incumbent trustees are the Allocation peer group trustees most qualified candidates and have " Provides access to private " ECAT has voluntarily repurchased demonstrated their ability to create investments with lower fees $47 million (3.2% of O/S) of its value for all shareholders compared to private funds and no shares, generating $10 million of carry accretion to its NAV Complete details in ISS Five Factor Framework section 6

ISS Five Factor Framework

Total Shareholder Return Total Return on Market Price Total Return on Net Asset Value #1 #1 ECAT is the top performing fund in the ECAT is the top performing fund in the Morningstar Tactical Allocation category over Morningstar Tactical Allocation peer category the Year-to-Date and 1 Year periods over the Year-to-Date and 1 Year periods 19.32 15.00 8.78 5.97 2.82 3.07 -1.76 -3.23 -8.19 -10.27 -9.48 -14.76 Year-to-Date 1 Year Since Inception Year-to-Date 1 Year Since Inception ECAT Tactical Allocation CEFs ECAT Tactical Allocation CEFs Source: Morningstar data as of 4/30/2023 8

Distributions ECAT pays a higher yield relative to peers and has grown its monthly distribution rate by 25% since inception over that period, Tactical Allocation CEFs have reduced distributions by -22% Yield on Net Asset Value Distribution Rate Growth 8.53 8.31 25% ECAT Tactical Allocation CEFs -22% ECAT Tactical Allocation CEFs (ex BlackRock Funds) Source: Morningstar data as of 4/30/2023 9

NAV Premium and DiscountECAT and its Tactical Allocation peers have experienced a wide range of valuations since ECATs inception in September 2021 due to changes in investor and market sentiment ECAT has previously traded at a premium and currently trades at a narrower discount than its Tactical Allocation peersHistorical Range of Premium and Discount Since ECAT Inception0.80HIGH BlackRocks Tactical -4.01 Allocation CEFs, including ECAT, are the only funds in the peer CURRENT group with a built-in -11.77 opportunity for -15.14liquidity at NAV -16.04 in year 12 (2033)LOW-20.10ECAT Tactical Allocation CEFsSource: Morningstar data as of 4/30/20231

Fees and Expenses

ECAT's total expenses[1] are the lowest in the Tactical Allocation peer group (1st quartile)

- ECAT is unique from peers given its unconstrained approach and exposure to private markets
- ECAT reduced its management fee via contractual waiver with approximately $180k in annual savings for shareholders[2]


Total Expense Ratio[1]
1.28%
1.38%
2.60%
ECAT
Tactical Allocation CEF - Median
Tactical Allocation CEF - High

Source: Broadridge data as of 12/31/2022
(1) Total expenses excluding investment related expenses and taxes (based on net assets); see Slide 35 for peer group
(2) Estimated based on managed assets as of April 30, 2023

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Corporate Governance

Fiduciaries seeking to enhance value for all shareholders

Experienced, Diverse and Qualified Board

Current Board Members are committed to ensuring that the Fund operates in a responsible manner that protects and advances the interests of the Fund and all of its shareholders

Share Repurchases

The current Board, including the Board Nominees, enhances value for all shareholders. Between March and December 2022, ECAT voluntarily **repurchased over $47 million** of shares (3.2% of O/S), adding $10 million to the Fund's net asset value with approximately -$470k in annual revenue impact to BlackRock

Increased Demand

In March 2023, ECAT was added to the S-Network Closed-End Fund Index as the 4th largest weight, generating an estimated **$23 million in demand** and helping to narrow the Fund's discount by 1.4% on March 31, 2023 (the index rebalance date), in our view

Liquidity at NAV

In 2033, all shareholders will have an opportunity to receive **100% liquidity at net asset value** via fund liquidation or tender offer

Outperformance

ECAT has outperformed Tactical Allocation peers, global equity and global fixed income markets since inception

Distribution Growth and Stability

Pays a higher yield than Tactical Allocation peers and has **grown its distribution rate by 25%** since inception

Management Fee Reduction

Reduced management fee through a contractual with approximately **$180k in annual savings for shareholders**[1], supporting the case for inclusion in the S-Network Closed-End Fund Index

Source: BlackRock, VettaFi data as of March 31, 2023

(1) Estimated based on managed assets as of April 30, 2023

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Trustee Nominees

The Board's Nominees

Experience | **Diversity** | **Independence**

Acting for all shareholders | **Executing for the long term**

Over a century of combined experience in investment management and business leadership

Cynthia L. Egan	Former **President** of Retirement Plan Services at T. Rowe Price Group **Board Chair** for The Hanover Insurance Group and **Lead Independent Director** for Huntsman Corporation
Catherine A. Lynch, CFA	Former **Chief Executive Officer** and **Chief Investment Officer** of the National Railroad Retirement Investment Trust **Board Director** for PennyMac Mortgage Investment Trust
Stayce D. Harris	Former **Lieutenant General, Inspector General**, U.S. Air Force **Board Director** for The Boeing Company
Lorenzo A. Flores	**Vice Chairman** at Kioxia, Inc. Former **Chief Financial Officer** at Xilinx, Inc.

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Investment companies, including CEFs, are fundamentally different from operating companies and should be evaluated based on their distinct attributes

	Operating Company	Closed-End Fund
Run by internal management and employees	✓	
Board has the primary responsibility for oversight of the fund's service providers and management of conflicts of interest involving the fund, including oversight of the fund's investment advisory arrangement		✓
Subject to extensive regulation with respect to governance, operations and board independence, including, but not limited to, the 1940 Act and rules thereunder		✓
Majority independent trustee requirement[1]		✓
Assets comprised solely of marketable securities		✓
Vulnerable to arbitrage plays due to daily publication of net asset value		✓

(1) In order to rely on certain commonly used rules under the 1940 Act, at least a majority of a closed-end fund's trustees must be independent trustees

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Sabas PlaybookSaba is a short-term investor

Saba is a short-term investor Saba may attempt to claim that it has been a long-term investor in ECAT; however, the fact is that it took advantage of the current market dislocation to acquire an outsized position in the FundSaba net share purchases by quarter92%of current share ownership3,190,120 2,893,125 2,587,130 2,024,327 912,6972,800 1Q 2022 2Q 2022 3Q 2022 4Q 2022 1Q 2023 2Q 2023Source: SEC Filings as of May 23, 202317

Saba has a history of short-term investing and has never provided a long-term solution to narrow discounts

Saba submitted its notice of intent to nominate persons to ECAT's Board of Trustees less than one year after initiating a position in the Fund and never reached out to the Board or BlackRock to discuss a potential solution to narrow the Fund's temporary discount

- Saba's weighted-average holding period in ECAT is 160 days and its $174 million position was acquired at an average discount of -15.8%[1]
- Saba knows CEFs, even large funds like ECAT, generally have low trading volumes and therefore may fluctuate between premiums and discounts due to changes in investor and market sentiment – nonetheless, it acquires outsized positions to force significant liquidity events as the only means to realize a quick profit and exit the position without providing any benefit to remaining Fund shareholders

Fluctuations in ECAT's discount have closely tracked performance of the S&P 500, not Saba's ownership level

- For example, ECAT's discount has narrowed by 7.43% in 2023, with NAV performance and shareholder-focused actions taken by the Fund's Board and BlackRock, driving demand for ECAT shares – the S&P 500 returned 9.17% and ECAT's NAV returned 8.78% through April 2023
- By comparison, the Fund's discount widened by 271 bps from the date of Saba's initial purchase to the ISS unaffected date of October 31, 2023 – during this period, Saba acquired 50% of its shares in ECAT

ECAT Premium and Discount and S&P 500 Return



1,100
1,000
900
800
700
S&P 500 (rebased to $1000)
-5
-10
-15
-20
-25
Premium / Discount (%)
Mar-22
Apr-22
May-22
Jun-22
Jul-22
Aug-22
Sep-22
Oct-22
Nov-22
Dec-22
Jan-23
Feb-23
Mar-23
Apr-23
S&P 500
ECAT

Source: BlackRock, Morningstar as of April 30, 2023, unless noted
(1) As of May 12, 2023 (the annual shareholder meeting record date)

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Saba claims to be focused on governance but actually focuses its efforts on liquidity, illustrating its true intentions

Saba Proxy Campaign History

Director nominee campaigns	**17** Settled / withdrawn	**12** Directors not elected	**5** Directors seated
Governance proposals	**6** Settled / withdrawn	**2** Proposal failed	**5** Proposal passed, Saba moved on after liquidity event
Campaigns to fire manager	**10** Settled / withdrawn	**2** Proposal failed	**2** Saba hired itself of fund liquidated

Source: Factset, insightia, SEC Filings data from October 2016 to April 2023

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Saba uses the same playbook to enrich itself and harm the fund and other shareholders

Saba's playbook

1) Acquire an outsized position to exert to control when market sentiment is negative and discounts are temporarily wide
2) Hedge to limit exposure only to changes in the discount
3) Petition only the largest shareholders and proxy advisors under the veil of governance
4) Seek liquidity at or close to NAV via disruptive tender offers, open-ending or fund liquidations
5) Sell to realize a short-term profit and move on to the next target (without any further advocacy for governance), leaving long-term shareholders to bear higher expenses from a smaller asset base (among other things)

Saba ownership where settlement reached or Saba nominees elected

18.1%

Average

(% of outstanding common shares)

Case Study: Delaware Investments National Municipal Income Fund (VFL)

	Prior to tender offer	After tender offer	Change in Ownership
Saba	$37 million	$0	-100%
Other Institutional Shareholders	$45 million	$16 million	-65%
Retail Shareholders	$146 million	$112 million	-23%

Average change in ownership after tender offers forced by Saba

-83%

Saba

-59%

Other Institutions

Source: Eikon, SEC Filings. Prior to tender offer is based on VFL's closing price on 9/30/2022 and after tender offer is based on VFL's closing price on 12/29/2022.
(1) Shares held based on latest 13D/G or 13F filing prior tender offer expiration
(2) Shares held based on latest 13D/G or 13F filing after tender offer expiration

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Tender offers benefit short-term investors like Saba at the expense of long-term shareholders1Tender offers increase volatility& &and dont add value for long-term shareholders-4.5% -12.0%Current average discount Average change in discount after tender offer expiration2Case Study: Delaware Investments National Municipal Income Fund (VFL)3Source: Morningstar data as of 5/31/2023Data set includes 14 funds and tender offers forced by Saba between 2017 and 2022Largest discount over 30 days after tender offer expiration minus discount at tender offer expiration(3) Data as of 4/30/2023; Category discount reflects median premium/discount for the High Yield Muni Morningstar closed-end fund category

Appendix ATrustee Nominee Biographies

Cynthia L. EganCynthia L. Egan brings to the Board a broad and diverse knowledge of investment companies and the retirement industry as a result of her many years of experience as President, Retirement Plan Services, for T. Rowe Price Group, Inc. and her various senior operating officer positions at Fidelity Investments, including her service as Executive Vice President of FMR Co., President of Fidelity Institutional Services Company and President of the Fidelity Charitable Gift Fund. Ms. Egan has also served as an advisor to the U.S. Department of Treasury as an expert in domestic retirement security. Ms. Egan began her professional career at the Board of Governors of the Federal Reserve and the Federal Reserve Bank of New York. Ms. Egan is also a director of UNUM Corporation, a publicly traded insurance company providing personal risk reinsurance, and a director and Chair of the Board of The Hanover Group, a public property casualty insurance company. Ms. Egan is also the lead independent director and non-executive Vice Chair of the Board of Huntsman Corporation, a publicly traded manufacturer and marketer of chemical products. Ms. Egans independence from the Fund and the Advisor enhances her service as Chair of the Compliance Committee, and a member of the Governance Committee and the Performance Oversight Committee.2

Catherine A. Lynch, CFACatherine A. Lynch, who served as the Chief Executive Officer and Chief Investment Officer of the National Railroad Retirement Investment Fund, benefits the Board by providing business leadership and experience and a diverse knowledge of pensions and endowments. Ms. Lynch is also a trustee of PennyMac Mortgage Investment Trust, a specialty finance company that invests primarily in mortgage-related assets. Ms. Lynch also holds the designation of Chartered Financial Analyst. Ms. Lynchs knowledge of financial and accounting matters qualifies her to serve as Chair of the Audit Committee, where she holds financial expert status. Ms. Lynchs independence from the Fund and the Advisor enhances her service as a member of the Governance Committee and the Performance Oversight Committee.2

Stayce D. HarrisThe Board benefits from StayceD. Harriss leadership and governance experience gained during her extensive military career, including as a three-star Lieutenant General of the United States Air Force. In her most recent role, Ms. Harris reported to the Secretary and Chief of Staff of the Air Force on matters concerning Air Force effectiveness, efficiency and the military discipline of active duty, Air Force Reserve and Air National Guard forces. Ms. Harriss experience on governance matters includes oversight of inspection policy and the inspection and evaluation system for all Air Force nuclear and conventional forces; oversight of Air Force counterintelligence operations and service on the Air Force Intelligence Oversight Panel; investigation of fraud, waste and abuse; and oversight of criminal investigations and complaints resolution programs. Ms. Harris is also a director of The Boeing Company. Ms. Harriss independence from the Fund and the Advisor enhances her service as a member of the Compliance Committee and the Performance Oversight Committee.25

Lorenzo A. FloresThe Board benefits from Lorenzo A. Floress many years of business, leadership and financial experience in his roles at various public and private companies. In particular, Mr. Floress service as Chief Financial Officer and Corporate Controller of Xilinx, Inc. and Vice Chairman of Kioxia, Inc. and his long experience in the technology industry allow him to provide insight to into financial, business and technology trends. Mr. Floress knowledge of financial and accounting matters qualifies him to serve as a member of the Audit Committee. Mr. Floress independence from the Fund and the Advisor enhances his service as a member of the Performance Oversight Committee and a financial expert of the Audit Committee.26

Appendix BECAT Overview

BlackRock ESG Capital Allocation Term Trust (ECAT)

Unconstrained investment strategy
Invests across all asset classes and geographies

ESG focus across industries
Looks at sustainable investments and aims to capitalize on untapped opportunities emerging across industries

Access to private markets
Invests up to 25% in private investments with no performance fees and simplified tax reporting[1]

Risk management
Tactical management of derivatives to enhance risk-adjusted returns and generate cash flow

(1) Under normal market conditions, ECAT currently intends to invest up to 25% of its total assets, measured at the time of investment, in illiquid privately placed or restricted securities

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ECAT is managed by a winner of the Morningstar 2023 Outstanding Portfolio Manager Award for Investing Excellence



Rick Rieder

Chief Investment Officer of Global Fixed Income, Head of Fundamental Fixed Income, and Head of the Global Allocation Investment Team

Lead Portfolio Manager of ECAT

36 years experience

Eric Jacobson, Morningstar Director of Manager Research, Fixed-Income Strategies

"Rick leads one of the strongest fixed-income platforms in the industry, guided by his team's thorough research and ***investor-focused approach****. He is a seasoned veteran who leans on experience and surrounds himself with great people to help drive his success."*

Tim Strauts, Morningstar Head of Manager Research, North America

"Our 2023 winners represent the best of the asset management industry, and their proven track records show their ***unwavering focus on serving the best interests of investors****. The manager and firm selected ground their strategies in deep fundamental research, which has* ***produced strong results*** *and* ***rewarded investors in the long-term****."*

Morningstar

"Morningstar's manager research analysts chose the winners from a shortlist of nominees who have distinguished themselves not only by their ***outstanding long-term returns*** *but also by developing and adhering to sound processes and* ***shareholder-friendly philosophies*** *that will endure."*

Rick Rieder manages four Morningstar gold medal rated funds (BSIIX, MAHQX, MAWIX AND MALOX) and one Morningstar silver medal rated fund (BFMCX) – data as of 3/31/2023

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Experienced and Well-Resourced ECAT PM Team

Rick Rieder is the lead portfolio manager of ECAT, along with Russ Koesterich, David Clayton and Kate Moore. The team leverages ESG expertise across the firm, including Ashley Schulten, who leads ESG investing across the Fixed Income platform.

ECAT is well supported, leveraging all 33 members of the BlackRock Global Allocation Team, over 200 members of BlackRock's Global Multi-Sector Fixed Income Team, along with tapping into expertise across the firm on sourcing private equity and debt opportunities and sustainable investing. Collectively, this group is experienced in managing global multi-asset portfolios broadly, while also possessing dedicated resources with vast experience in public and private equity and debt investing, derivatives trading, portfolio construction, and risk management.

Lead Portfolio Manager



Rick Rieder
Lead Portfolio Manager (PM)

36 years experience

Co-Portfolio Managers



David Clayton, CFA
29 years experience



Russ Koesterich, CFA
28 years experience



Kate Moore
24 years experience

ESG Investment Team



Ashley Schulten
26 years experience

Source: BlackRock as of 4/30/2023

ECAT leverages a global team of 450+ dedicated investment professionals across the globe...

United States	Europe	Asia/Pacific
275+ Investment professionals	**150+** Investment professionals	**45+** Investment professionals

...with experience investing across different markets

Global stocks
Seeking high cash flow growth opportunities

Privates
Dedicated investors that specialize in private investing

Global bonds
Looking across the universe to potentially source income efficiently

Derivatives
Tactical management of options to potentially increase returns and generate cash flow

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Appendix C CEF Market Dynamics

Three structural advantage of CEFs

		CLIENT BENEFIT
1	**Efficient structure**	**Stay fully invested** "Closed" structure allows for greater flexibility in the types of investment strategies that can be used and helps portfolio managers **stay invested for the long term** without forced selling
2	**Access private markets**	**Higher potential income & return** Access to less liquid and private investments can **harvest the illiquidity premium** to seek higher income and return. Unlike private funds there are no performance fees
3	**Enhanced liquidity vs. typical private funds**	**Liquidity** Listed on a major exchange (e.g., NYSE) offering **intra-day liquidity.** The contingent limited term feature offers the opportunity for liquidity at net asset value via fund liquidation or tender offer

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CEFs can trade at premiums or discounts to net asset value NAV, primarily driven by market sentiment20-Year Historical Premiums and Discounts of CEFs5 0 -5-102013 - 2015 2018 2022 Premium/Discount Taper Tantrum Trade Wars Rising Rates-152008 - 2009 2020 Global Financial Crisis COVID-19 Pandemic-202003 2004 2006 2008 2009 2011 2013 2014 2016 2018 2019 2021 2023Overall CEF Average 20-year AverageSource: Morningstar data as of 4/30/202333

Appendix D Morningstar Tactical Allocation category

Tactical Allocation CEF Peer Group

Name	Ticker	Morningstar Category
BlackRock Capital Allocation Term Trust	BCAT	US CE Tactical Allocation
BlackRock ESG Capital Allocation Term Trust	ECAT	US CE Tactical Allocation
Clough Global Dividend and Income Fund	GLV	US CE Tactical Allocation
Clough Global Opportunities Fund	GLO	US CE Tactical Allocation
Dividend and Income Fund	DNIF	US CE Tactical Allocation
Franklin Universal Trust	FT	US CE Tactical Allocation
RENN Fund, Inc.	RCG	US CE Tactical Allocation
RiverNorth Opportunities Fund, Inc.	RIV	US CE Tactical Allocation
RiverNorth / DoubleLine Strategic Opportunity Fund, Inc.	OPP	US CE Tactical Allocation
Special Opportunities Fund, Inc.	SPE	US CE Tactical Allocation

Source: Morningstar data as of 4/30/2023

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